Exhibit 2.1

AGREEMENT AND PLAN OF MERGER OF

DPW HOLDINGS INC.,

A DELAWARE CORPORATION,

AND

DIGITAL POWER CORPORATION,

A CALIFORNIA CORPORATION

This AGREEMENT AND PLAN OF MERGER, dated as of December 27, 2017 (the “Merger Agreement”), is made by and between DPW Holdings, Inc., a Delaware corporation (“DIGITAL Delaware”), and Digital Power Corporation, a California corporation (“DIGITAL California”). DIGITAL Delaware and DIGITAL California are sometimes referred to herein as the “Constituent Corporations.” DIGITAL Delaware is a wholly-owned subsidiary of DIGITAL California.

RECITALS

WHEREAS, DIGITAL California is a corporation duly incorporated and existing under the laws of the State of California and has a total authorized capital stock of 32,000,000 shares, of which 30,000,000 are common stock, no par value (the “DIGITAL California Common Stock.”), and 2,000,000 are preferred stock, no par value (the “DIGITAL California Preferred Stock”). Of the 2,000,000 preferred stock, (i) 500,000 shares are designated as Series A Preferred Stock, no par value, (ii) 500,000 shares are designated as Series B Convertible Preferred Stock, no par value (the “Series B Stock”), (iii) 460,000 shares are designated as Series C Preferred Stock, no par value (the “Series C Stock”), (iv) 378,776 shares are designated as Series D Preferred Stock, no par value (the “Series D Stock”), (v) 10,000 shares are designated as Series E Preferred Stock, no par value (the “Series E Stock”), (vi) and 151,224 shares of DIGITAL California Preferred Stock are undesignated as to series, rights, preferences, privileges or restrictions, all of which shares of DIGITAL California Preferred Stock are issued and outstanding except for the Series A Preferred Stock and the undesignated Preferred Stock, none of which is issued or outstanding. As of the date hereof, and before giving effect to the transactions contemplated hereby, 100 shares of DIGITAL Delaware Common Stock are issued and outstanding, all of which (i) consist of Class A Common Stock (as hereinafter defined), and (ii) are held by DIGITAL California. DIGITAL Delaware was formed solely for the purposes contemplated by the Merger Agreement, and prior to becoming the Surviving Corporation (as defined below) has had no operations, assets or liabilities.

WHEREAS, DIGITAL Delaware is a corporation duly incorporated and existing under the laws of the State of Delaware and has a total authorized capital stock of 250,000,000 shares, consisting of (i)  225,000,000 shares of common stock having a par value $0.001 per share (“DIGITAL Delaware Common Stock”), of which (A) 200,000,000 shares consist of Class A Common Stock and are designated as Voting Common Stock (“Class A Common Stock”), and (B) 25,000,000 shares consist of Class B Common Stock and are designated as Super-Voting Common Stock (“Class B Common Stock”), and (ii) 25,000,000 shares of “blank check” preferred stock, par value $0.001 per share (the “DIGITAL Delaware Preferred Stock”). The rights, preferences, powers, privileges, and the restrictions, qualifications and limitations of the Class A Voting Common Stock are identical with those of the Class B Common Stock other than in respect of voting and conversion rights as set forth in DIGITAL Delaware’s Certificate of Incorporation, and for all purposes under its Certificate of Incorporation, the Class A Common Stock and Class B Common Stock shall together constitute a single class of shares of the capital stock of the Corporation.

WHEREAS, The Board of Directors of DIGITAL California has determined that, for the purpose of effecting the reincorporation of DIGITAL California in the State of Delaware, it is advisable and in the best interests of DIGITAL California and its shareholders that DIGITAL California merge with and into DIGITAL Delaware upon the terms and conditions herein provided.

WHEREAS, the respective Boards of Directors of the Constituent Corporations, the shareholders of DIGITAL California and the stockholder of DIGITAL Delaware have approved this Merger Agreement and have directed that this Merger Agreement be executed by the undersigned officers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, DIGITAL Delaware and DIGITAL California hereby agree, intending to be legally bound hereby, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE I

THE MERGER

1.     Merger. In accordance with the provisions of this Merger Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the California Corporations Code, DIGITAL California shall be merged with and into DIGITAL Delaware (the “Merger”), the separate existence of DIGITAL California shall cease and DIGITAL Delaware shall be, and is herein sometimes referred to as, the “Surviving Corporation.”

2.     Filing and Effectiveness. The Merger shall become effective in accordance with Section 1108 of the California Corporations Code and Section 252 of the DGCL. The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Time.”

3.     Effect of the Merger. Upon the Effective Time, the separate existence of DIGITAL California shall cease, and DIGITAL Delaware, as the Surviving Corporation, shall: (i) continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time, (ii) be subject to all actions previously taken by its and DIGITAL California’s Boards of Directors, (iii) succeed, without other transfer, to all of the assets, rights, powers and property of DIGITAL California in the manner as more fully set forth in Section 259 of the DGCL, (iv) continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Time, and (v) succeed, without other transfer, to all of the debts, liabilities and obligations of DIGITAL California in the same manner as if DIGITAL Delaware had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the California Corporations Code.

ARTICLE II

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

1.     Certificate of Incorporation. The Certificate of Incorporation of DIGITAL Delaware as in effect immediately prior to the Effective Time (the “Certificate of Incorporation”) shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.     Bylaws. The Bylaws of DIGITAL Delaware as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

3.     Directors and Officers. The directors and officers of DIGITAL California immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

ARTICLE III

MANNER OF CONVERSION OF SECURITIES

1.     DIGITAL California Common Stock. Upon the Effective Time, each share of DIGITAL California Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one (1) legally issued, fully paid and nonassessable share of Class A Common Stock.

2.     DIGITAL Delaware Common Stock. Upon the Effective Time, each share of DIGITAL Delaware Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by DIGITAL Delaware, or the holder of such shares or any other person, be cancelled and returned to the status of authorized and unissued shares of DIGITAL Delaware Common Stock, without any consideration being delivered in respect thereof.

3.     Series B Preferred Stock. Each outstanding share of Series B Preferred Stock, no par value per share, of DIGITAL California shall be converted into, in accordance with the terms and conditions hereof, one (1) share of Series B Preferred Stock of the Surviving Corporation (the “New Series B Preferred Stock”), which New Series B Preferred Stock shall be identical in all respects to the Series B Preferred Stock, with the exception of the par value of such shares.

4.     Series C Preferred Stock. Each outstanding share of Series C Preferred Stock, no par value per share, of DIGITAL California shall be converted into, in accordance with the terms and conditions hereof, one (1) share of Series C Preferred Stock of the Surviving Corporation (the “New Series C Preferred Stock”), which New Series C Preferred Stock shall be identical in all respects to the Series C Preferred Stock, with the exception of the par value of such shares.

5.     Series D Preferred Stock. Each outstanding share of Series D Preferred Stock, no par value per share, of DIGITAL California shall be converted into, in accordance with the terms and conditions hereof, one (1) share of Series D Preferred Stock of the Surviving Corporation (the “New Series D Preferred Stock”), which New Series D Preferred Stock shall be identical in all respects to the Series D Preferred Stock, with the exception of the par value of such shares and that there shall be 500,000 such shares designated as New Series C Preferred Stock.

6.     Series E Preferred Stock. Each outstanding share of Series E Preferred Stock, no par value per share, of DIGITAL California shall be converted into, in accordance with the terms and conditions hereof, one (1) share of Series E Preferred Stock of the Surviving Corporation (the “New Series E Preferred Stock”), which New Series E Preferred Stock shall be identical in all respects to the Series E Preferred Stock, with the exception of the par value of such shares.

7.     Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate representing shares of DIGITAL California Common Stock may, at such shareholder’s option, surrender the same for cancellation to an exchange agent designated by the Surviving Corporation (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of DIGITAL Delaware Common Stock into which the shares formerly represented by the surrendered certificate were converted as herein provided. Until so surrendered, each certificate representing shares of DIGITAL California Common Stock outstanding immediately prior to the Effective Time shall be deemed for all purposes, from and after the Effective Time, to represent the number of shares of DIGITAL Delaware Common Stock into which such shares of DIGITAL California Common Stock were converted in the Merger.

The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of DIGITAL Delaware Common Stock represented by such certificate as provided above.

Each certificate representing shares of DIGITAL Delaware Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificate of DIGITAL California Common Stock so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

8.     DIGITAL California Equity Incentive Plans; Option; Warrants; Etc.

(a)     Options, Warrants or other Derivative Securities. At the Effective Time, each outstanding option or warrant to purchase a share of DIGITAL California Common Stock (collectively, “Purchase Rights”), whether issued under an equity incentive plan adopted by DIGITAL California (a “Plan”) or otherwise, whether vested or unvested, will continue in effect and shall be, until thereafter altered, amended or terminated as provided therein and in accordance with applicable law or the terms of the applicable Plan, if any, converted as a result of the Merger into an option or warrant to purchase Class A Common Stock of the Surviving Corporation. Each option and warrant issued or to be issued by the Surviving Corporation shall continue to have, and be subject to, the same terms and conditions set forth in the applicable plan, grant or issuance agreement, or terms immediately prior to the Effective Time. Additionally, each Plan including without limitation, the 2012 Stock Option Plan and the 2016 Stock Incentive Plan, shall as a result of the Merger become Plans of the Surviving Corporation and the Surviving Corporation hereby agrees that the terms, provisions and conditions of such Plans shall continue in full force and effect following the Effective Time, as if such Plans had been adopted by the directors and stockholders of the Surviving Corporation, subject to the right of the Surviving Corporation to amend, terminate or alter such Plans after the Effective Time in accordance with the terms of applicable law and such Plans.

(b)     Reservation of Shares. A number of shares of Class A Common Stock shall be reserved for issuance under the Plans equal to the number of shares of DIGITAL California Common Stock so reserved immediately prior to the Effective Time.

ARTICLE IV

GENERAL

1.     Conditions to DIGITAL California’s Obligations. The obligations of DIGITAL California under this Merger Agreement shall be conditioned upon the occurrence of the following events:

(a)     The principal terms of this Merger Agreement shall have been duly approved by the shareholders of DIGITAL California;

(b)     Any consents, approvals or authorizations that DIGITAL California deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained, including, but not limited to, approvals with respect to federal and state securities laws; and

(c)     The Class A Common Stock to be issued and reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE American LLC.

2.     Covenants of DIGITAL Delaware. DIGITAL Delaware covenants and agrees that it will, on or before the Effective Time:

(a)     Qualify to do business as a foreign corporation in the State of California and, in connection therewith, appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code;

(b)     File this Merger Agreement with the Secretary of State of the State of California; and

(c)     Take such other actions as may be required by the California Corporations Code.

3.     FIRPTA Notification. If any shareholder believes that it, or its direct or indirect beneficial owners, could potentially be subject to tax in connection with the Merger under Section 897 of the Code by reason of (i) being a nonresident alien individual or foreign corporation within the meaning of Section 897(a)(1) of the Code, and (ii) not qualifying for the exemption in Section 897(c)(3) of the Code, such shareholder may provide the Surviving Corporation with a statement on the date hereof in accordance with Notice 89-57, 1989-1 C.B. 698, and Section 1.1445-2(d)(2)(iii) of the Treasury Regulations, which statement the Surviving Corporation shall file with the Internal Revenue Service within 20 days in accordance with Section 1.1445-2(d)(2)(i)(B) of the Treasury Regulations.

4.     Reorganization for Tax Purposes. The Merger is intended to be treated for U.S. federal income tax purposes as a “reorganization” described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and by executing this agreement the parties intend to adopt a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

5.     Further Assurances. From time to time, as and when required by DIGITAL Delaware or by its successors or assigns, there shall be executed and delivered on behalf of DIGITAL California such deeds and other instruments, and there shall be taken or caused to be taken by DIGITAL Delaware and DIGITAL California such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by DIGITAL Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of DIGITAL California and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of DIGITAL Delaware are fully authorized in the name and on behalf of DIGITAL California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

6.     Abandonment. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either or both of the Constituent Corporations, notwithstanding the approval of this Merger Agreement by the shareholders of DIGITAL California or by the sole stockholder of DIGITAL Delaware, or by both. In the event of the termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no obligations on either Constituent Corporation or their respective Board of Directors, shareholders or stockholders with respect thereto.

7.     Amendment. The Boards of Directors of the Constituent Corporations may amend this Merger Agreement at any time prior to the filing of this Merger Agreement with the Secretaries of State of the States of California and Delaware, provided that an amendment made subsequent to the adoption of this Merger Agreement by the stockholders or shareholders of either Constituent Corporation shall not, unless approved by such stockholders or shareholders as required by law:

(a)     Alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation;

(b)     Alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or

(c)     Alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

8.     Registered Office. The registered office of the Surviving Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, 19801, and The Corporation Trust Company is the registered agent of the Surviving Corporation at such address.

9.     Governing Law. This Merger Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the California Corporations Code.

10.     Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Merger Agreement, having first been approved by resolutions of the Boards of Directors of DIGITAL Delaware, a Delaware corporation, and DIGITAL California, a California corporation, is hereby executed on behalf of each of such two corporations and attested to by their respective officers thereunto duly authorized.

DPW HOLDINGS, INC. a Delaware corporation By: /s/ Milton C. Ault III Milton C. Ault III President and Chief Executive Officer

DIGITAL POWER CORPORATION a California corporation By: /s/Amos Kohn Amos Kohn President and Chief Executive Officer